NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 08, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 27, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Sports Entertainment Acquisition Corp. and Super Group (SGHC) Limited became effective on January 27, 2022. Each Unit, each consisting of one share of Class A Common Stock, and one-half of one redeemable Warrant, of Sports Entertainment Acquisition Corp. separated into the component security, and, as a result, will no longer trade as a separate security. Each Class A Common Stock of Sports Entertainment Acquisition Corp. converted into the right to receive one Ordinary Share of Super Group (SGHC) Limited and each Warrant will be converted into the right to receive on Warrant of Super Group (SGHC) Limited. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 28, 2022.